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                                                      STOCKHOLDERS AGREEMENT
                                       dated as of June 5, 1996, among GUITAR
                                       CENTER MANAGEMENT COMPANY, INC., a
                                       California corporation (the "Company"),
                                       the investors listed on SCHEDULE I
                                       hereto (the "Institutional
                                       Stockholders"), the investors listed on
                                       SCHEDULE II hereto (the "Scherr
                                       Stockholders"), the investors listed on
                                       SCHEDULE III hereto (the "Undesignated
                                       Stockholders"), and the management
                                       stockholders of the Company listed on
                                       SCHEDULE IV hereto (the "Management
                                       Stockholders").


         The Company, the Institutional Stockholders, the Scherr Stockholders and the Management Stockholders have entered into an Agreement dated May 1, 1996 (the "Purchase Agreement"). The Institutional Stockholders, the Scherr Stockholders and the Undesignated Stockholders are collectively referred to herein as the "Investors" and individually as an "Investor". The Investors and the Management Stockholders are collectively referred to herein as the "Stockholders" and individually as a "Stockholder." Capitalized terms used herein are defined in Section 18.

         The Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) assuring continuity in the management and ownership of the capital stock of the Company, and (ii) limiting the manner and terms by which the Stockholder Shares may be transferred.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       RESTRICTIONS ON TRANSFER OF STOCKHOLDER SHARES.

         (a) RETENTION OF STOCKHOLDER SHARES. No Stockholder shall sell, transfer, assign or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a "Transfer") any interest in any Stockholder Shares, except pursuant to (i) the provisions of Sections 4, 5 or 7(d) of this Agreement, a Public Sale or a Sale of the Company (each of the foregoing, an "Exempt Transfer") or (ii) the provisions of this
Section 1 and Section 2; PROVIDED, HOWEVER, that in no event shall any Transfer of Stockholder Shares (other than pursuant to a Sale of the Company or a Public
Sale) be made (x) to any Competitor without the prior written consent of the Board, (y) in violation of Section 8.9 of the


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Purchase Agreement or (z) which would result in a "Change of Control" pursuant to clause (a) of the definition thereof contained in the Bridge Financing Agreement.

         (b) PROCEDURE FOR TRANSFER OF STOCKHOLDER SHARES. Prior to making any Transfer other than pursuant to an Exempt Transfer, a Stockholder (the "Selling Stockholder") shall give written notice (the "Stockholder Sale Notice") to the Company and the other Stockholders. The Stockholder Sale Notice shall disclose in reasonable detail the number of shares proposed to be transferred, the price per share and all other material terms and conditions of the proposed Transfer (which terms must be a Transfer for cash, for indebtedness expressed in dollars (which indebtedness must bear interest equal to or greater than the rate the Company pays under its revolving credit facility and cannot be subordinated), or the cancellation of indebtedness expressed in cash). The Stockholder Sale Notice may be delivered by a Selling Stockholder prior to identifying prospective transferees. The Stockholder Sale Notice shall also state the type of security to be Transferred and, if more than one type of security is being Transferred, whether the Selling Stockholder proposes to Transfer the securities as a unit, PROVIDED THAT any proposed Transfer by a Management Stockholder prior to a Qualified Public Offering of more than one type of security shall be deemed a separate Transfer of each type of security for purposes of this Section 1. The Selling Stockholder shall not consummate any Transfer until 30 Business Days after the Stockholder Sale Notice has been given to the Company and to the other Stockholders, unless the parties to the Transfer have been finally determined pursuant to this Section 1 prior to the expiration of such 30-Business Day period (the date of the first to occur of such events is referred to herein as the "Stockholder Sale Authorization Date").

    (c) RIGHT OF FIRST OFFER WITH RESPECT TO STOCKHOLDER SHARES. Subject to the last sentence of this Section 1(c), the Company and the non-selling Stockholders shall collectively have the right to purchase all, but not less than all, of the Stockholder Shares proposed to be transferred by the Selling Stockholder for cash. The Company may initially elect to purchase all, or any portion, of the Stockholder Shares to be transferred by delivering a written notice of such election to the Selling Stockholder and the other Stockholders within five Business Days after the Stockholder Sale Notice has been given to the Company. If the Company has not elected to purchase all of the Stockholder Shares to be transferred, the non-selling Stockholders may elect to purchase, by giving written notice to the Company and the Selling Stockholder within 20 Business Days after the Stockholder Sale Notice has been given to the non-selling Stockholders, (i) the number or amount of such Stockholder Shares proposed to be transferred which are not purchased by the Company up to its Percentage Allotment of the total number or amount of such Stockholder Shares and (ii) up to its ratable share of such Stockholder Shares not purchased by

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other Stockholders determined by reference to the number of Partially-diluted
Common Shares owned by each Stockholder actually participating in such option to purchase the Stockholder Shares to be transferred (for purposes of this Section 1(c) only, a "Ratable Share"), all as specified in their respective notices to the Company and the Selling Stockholder. Any of such Stockholder Shares to be transferred that are not elected for purchase by a Stockholder shall be deemed to be re-offered to and accepted by the participating Stockholders exercising their options specified in clause (ii) of the immediately preceding sentence with respect to the lesser of (A) the amount specified in their respective notices to the Company and the Selling Stockholder and (B) an amount equal to their respective Ratable Shares with respect to such deemed offer. Such deemed offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (x) all of the Stockholder Shares to be transferred are accepted by the participating Stockholders or (y) no participating Stockholder desires to subscribe for more of such Stockholder Shares. The Company shall notify each such Stockholder within five days following the expiration of such 20-Business Day period described above of the amount of such Stockholder Shares to be transferred that each Stockholder has elected to purchase. The purchase price to be paid by the Company and the non-selling Stockholders for purchases made pursuant to this Section 1(c) shall be as follows:

              (i) if the Selling Stockholder is a Management Stockholder that is either employed by the Company on the date of the Stockholder Sale Notice or was previously terminated for Cause or resigned without Reasonable Justification or is the member of a Group including any such Person, and the purchase occurs prior to a Qualified Public Offering, the purchase price for any shares of Common Stock or Common Stock Equivalents shall equal the lesser of the purchase price set forth in the Stockholder Sale Notice and the Calculated Purchase Price multiplied by the number of shares of Common Stock or Common Stock Equivalents being sold;

              (ii) in all other events, the purchase price shall be as set forth in the Stockholder Sale Notice.

The provisions of Sections 1(b), 1(c) and 1(d) shall not apply to (x) Exempt Transfers, (y) Transfers within 6 months of the date hereof by each of Chase or the Scherr Stockholders to one or more Persons reasonably acceptable to the Board of up to 50,000 shares of Common Stock and 49,500 shares of Junior Preferred Stock, respectively (in each case as equitably adjusted to give effect to any stock split, stock dividend or recapitalization of the Company), and (z) transfers of the DLJ Warrants originally issued to DLJ so long as the transferee thereof also acquires a percentage of the outstanding shares of Senior Preferred Stock

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that equals or exceeds that percentage of the total DLJ Warrants issued acquired by such transferee.  Transfers pursuant to the preceding sentence are subject to
Section 12 of this Agreement.

         (d) TRANSFERS TO THIRD PARTIES. If the Company and the non-selling Stockholders do not elect to purchase, in the aggregate, all of the Stockholder Shares specified in the Stockholder Sale Notice, then the Company and the non-selling Stockholders shall have no right to purchase any such Stockholder Shares and the Selling Stockholder may transfer all (but not less than all) of the Stockholder Shares that were specified in the Stockholder Sale Notice, subject to the provisions of Section 2, if applicable, at a price and on terms no more favorable to the transferee(s) thereof than specified in the Stockholder Sale Notice during the 90-day period immediately following the Stockholder Sale Authorization Date. If the Stockholder Sale Notice specified that the proposed Transfer was to consist of units, any Transfer pursuant to this subsection (d) must be in like units. Any Stockholder Shares not transferred within such 90-day period shall be subject to the provisions of Section 1(c) upon subsequent transfer. Any Stockholder who Transfers any Stockholder Shares pursuant to this
Section 1(d) shall also comply with the provisions of Section 2, if applicable.

2.       CO-SALE RIGHTS WITH RESPECT TO STOCKHOLDER SHARES.

         (a) Prior to making any Transfer of Stockholder Shares (other than an Exempt Transfer, a Transfer to the Company and/or the non-selling Stockholders pursuant to Section 1(c), or a Deminimis Transfer), any Selling Stockholder shall give at least 10 Business Days prior written notice (a "Sale Notice") to all other holders of Stockholder Shares (the "Other Stockholders"), which notice shall include the terms and conditions of such proposed Transfer, including the identity of each prospective transferee. Any such Other Stockholder may within 10 Business Days of the receipt of the Sale Notice give written notice (each, a "Tag-Along Notice") to the Selling Stockholder that such Other Stockholder wishes to participate in such proposed Transfer and specifying the number of Stockholder Shares (which must be the same class of securities proposed to be transferred or its non-voting equivalent and if more than one class is proposed to be Transferred, must include all classes to be Transferred in like proportions) such Other Stockholder desires to include in such proposed Transfer.

         (b) If none of the Other Stockholders gives the Selling Stockholder a timely Tag-Along Notice with respect to the Transfer proposed in the Sale Notice (subject to compliance by such Selling Stockholder with the provisions of Section 1 hereof, including Section 1(d), if applicable), the Selling Stockholder may transfer the Stockholder Shares specified in the Sale Notice during that period specified in Section 1(d) above, on the terms and conditions set forth in the Sale Notice. If one or more

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Other Stockholders give the Selling Stockholder a timely Tag-Along Notice, then the Selling Stockholder shall use all reasonable efforts to cause each prospective transferee to agree to acquire all Stockholder Shares identified in all Tag-Along Notices that are timely given to the Selling Stockholder, upon the same terms and conditions (including, without limitation, the ability to receive a ratable share of all consideration being paid, directly or indirectly, to the Selling Stockholder and/or any member of its Group or Family Group) as set forth in the Sale Notice. If such prospective transferee is unwilling or unable to acquire all of such additional shares upon such terms, then the Selling Stockholder may elect either to cancel such proposed Transfer or to allocate the maximum number of shares of Stockholder Shares that each prospective transferee is willing to purchase among the Selling Stockholder and the Other Stockholders giving timely Tag-Along Notices in the proportion that each such Stockholder's (including the Selling Stockholder's) ownership of Partially-diluted Common Shares bears to the total ownership of Partially-diluted Common Shares by the Selling Stockholder and all Other Stockholders giving a timely Tag-Along Notice with respect to such Transfer.

         FOR EXAMPLE, if the Sale Notice contemplated a sale of 100 shares of Common Stock by the Selling Stockholder, and if the Selling Stockholder at such time owns 30% of the Partially- diluted Common Shares and if one Other Stockholder elects to participate and owns 20% of the Partially-diluted Common Shares, then the Selling Stockholder would be entitled to sell 60 shares and the Other Stockholder would be entitled to sell 40 shares.

3.       LIMITED FIRST REFUSAL RIGHTS TO HOLDERS OF STOCKHOLDER SHARES.

         (a) If the Company authorizes the issuance and sale of any shares of Stock (the "Offered Securities"), the Company shall first offer to sell to each of the Stockholders a portion of such Offered Securities equal to the percentage determined by dividing (i) the number of Partially-diluted Common Shares held by such Stockholder, by (ii) the number of Partially-diluted Common Shares outstanding (the "Percentage Allotment"). Each Stockholder shall be entitled to purchase such Stock at the same price and on the same terms and conditions as such Stock is to be offered, including the purchase of units or strips of securities of the Company which may include components that do not constitute Stock.

         (b) Each holder of Stockholder Shares must elect to exercise its purchase rights hereunder, in whole or in part, within 15 Business Days after receipt of written notice from the Company describing in reasonable detail the Stock and other securities being offered, the purchase price thereof, the payment terms, such Stockholder's Percentage Allotment and any other terms and conditions of the offering. Each Stockholder shall

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have the right to subscribe for (i) the number or amount of such Offered
Securities up to its Percentage Allotment of the total number or amount of Offered Securities proposed to be issued and (ii) up to its ratable share of the Offered Securities not subscribed for by other Stockholders determined by reference to the number of Partially-diluted Common Shares owned by each Stockholder actually participating in such deemed offer (for purposes of this Section 3(b) only, a "Ratable Share"), all as specified in their respective notices to the Company. Any Offered Securities not subscribed for by a Stockholder shall be deemed to be re-offered to and accepted by the participating Stockholders exercising their options specified in clause (ii) of the immediately preceding sentence with respect to the lesser of (A) the amount specified in their respective notices to the Company and (B) an amount equal to their respective Ratable Shares with respect to such deemed offer. Such deemed offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (x) all of the Offered Securities are accepted by the participating Stockholders or (y) no participating Stockholder desires to subscribe for more Offered Securities. The Company shall notify each such Stockholder within five days following the expiration of the 15-Business Day period described above of the amount of the Offered Securities that each Stockholder has subscribed to purchase.

         (c) Upon the expiration of the 15-Business Day offering period described above, the Company shall be free to sell such Stock that the Stockholders have not elected to purchase during the 120 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such Stockholders. Any Stock offered or sold by the Company after such 120-day period must be re-offered to the Stockholders pursuant to the terms of this Section 3.

         (d) The provisions of this Section 3 shall not apply to (i) capital stock issued in connection with a PRO RATA stock dividend, stock split or recapitalization, (ii) Common Stock or options to acquire Common Stock of the Company issued to employees or directors of, or consultants to the Company, pursuant to a plan or agreement approved by the Board, and Common Stock issued upon exercise of any such options, (iii) Stock issued upon exercise of any security convertible into, or exercisable for, Stock (provided the issuance of such convertible security did not violate the requirements of this Section 3),
(iv) Stock issued in an initial Public Offering, (v) securities issued in connection with a Sale of the Company, (vi) Stock issued to a Person who is not an Affiliate of the Company or any Stockholder in exchange for assets or property, and approved by the Board of Directors, (vii) Stock issued pursuant to
Section 4(c)(ii)(E) hereof, (viii) the issuance of the Bridge Warrants, (ix) securities issued upon the exercise of the DLJ Warrants or the Bridge Warrants,
(x) pay-in-kind dividends or accretion of

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liquidation preference of shares of preferred stock, including the Senior
Preferred Stock and Junior Preferred Stock, or (xi) warrants or other equity kickers issued to lenders who are not Affiliates of the Company and that are providing debt financing to the Company that, in the sole judgment of the Board, would otherwise not be available to the Company on substantially similar terms in absence of such warrants and shares of Stock issued upon the exercise, conversion or exchange of such warrants in accordance with their stated terms.

4.       REPURCHASE OF MANAGEMENT STOCKHOLDER SHARES.

         (a) REPURCHASE OF MANAGEMENT STOCKHOLDER SHARES IN THE EVENT OF TERMINATION OF EMPLOYMENT. In the event a Management Stockholder is terminated for Cause or if a Management Stockholder voluntarily terminates his employment without Reasonable Justification (a "Repurchase Event"), the Company and the other Stockholders collectively shall have the right to purchase for Fair Market Value all or any portion of the Common Stock (the "Repurchase Shares") held by such Management Stockholder and his transferees pursuant to Section 5 hereof (collectively, the "Selling Group"). After the occurrence of a Repurchase Event, the Company shall as promptly as practicable provide written notice to the Selling Group and the other Stockholders of the determination of the Fair Market Value of the Repurchase Shares, the date of determination thereof pursuant to the terms of this Agreement being hereinafter referred to as the "FMV Determination Date." Promptly after the occurrence of the FMV Determination Date, the Company may initially elect to purchase all, or any portion, of the Repurchase Shares by delivering a written notice thereof to the Board and the other Stockholders, which notice shall include the number of Repurchase Shares held by the Selling Group (the "Repurchase Notice"). If the Company has not elected to purchase all of the Repurchase Shares, the other Stockholders may elect to purchase, by giving written notice to the Company within 5 Business Days after the Repurchase Notice has been given to the other Stockholders, (i) the number or amount of such Repurchase Shares not repurchased by the Company up to its Percentage Allotment of the total number or amount of such Repurchase Shares and (ii) up to its ratable share of such Repurchase Shares not purchased by other Stockholders determined by reference to the number of Partially-diluted Common Shares owned by each Stockholder actually participating in such repurchase (for purposes of this Section 4(a) only, a "Ratable Share"), all as specified in their respective notices to the Company. Any Repurchase Shares that are not elected for purchase by a Stockholder shall be deemed to be re-offered to and accepted by the participating Stockholders exercising their options specified in clause (ii) of the immediately preceding sentence with respect to the lesser of (A) the amount specified in their respective notices to the Company and (B) an amount equal to their respective Ratable Shares with respect to such deemed offer. Such deemed offer and acceptance procedures described in

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the immediately preceding sentence shall be deemed to be repeated until either
(x) all of the Repurchase Shares are accepted by the participating Stockholders or (y) no participating Stockholder desires to subscribe for more of such Repurchase Shares. The Company shall notify each such Stockholder within five days following the expiration of such 5-Business Day period described above of the amount of such Repurchase Shares to be transferred that each other Stockholder has elected to purchase. The Company and the other Stockholders shall purchase all, or any portion, of the Repurchase Shares at a price equal to the Fair Market Value thereof by delivering a written notice of such election to the selling Stockholder within 10 Business Days after the FMV Determination Date.

         The number of shares to be purchased by the Company and the other Stockholders shall first be satisfied to the extent possible from the Repurchase Shares held by the Management Stockholder. If the number of Repurchase Shares then held by the Management Stockholder is less than the total number of Repurchase Shares the Company and the other Stockholders have elected to purchase, the Company and the other Stockholders shall purchase the remaining shares elected to be purchased from the other members of the Selling Group PRO RATA according to the number of Repurchase Shares held by such other members of the Selling Group at the closing of such purchases and sales (determined as nearly as practicable to the nearest share).

         (b) REPURCHASE OF MANAGEMENT STOCKHOLDER SHARES IN THE EVENT OF DIVORCE. If (i) a Person (the "Selling Person") is the spouse of an individual who is or was an employee of the Company (the "Employee Spouse") and (ii) such Selling Person was not himself an employee of the Company when he first acquired any Management Stockholder Shares and (iii) such Selling Person was at any time the transferee of any Stockholder Shares pursuant to Section 5 hereof, and (iv) the number of Fully-diluted Common Shares held by the Selling Group (as defined below) exceeds 9.5% of the number of shares of Common Stock held by all Management Stockholders, then in the event such Selling Person becomes divorced or permanently separated from such Employee Spouse (a "Repurchase Event"), the Company and the other Stockholders collectively shall have the right to purchase for Fair Market Value all or any portion of the Stockholder Shares (the "Repurchase Shares") held by such Selling Person and his transferees pursuant to
Section 5 hereof (collectively, the "Selling Group"). Such Selling Person shall promptly advise the Company of the occurrence of a Repurchase Event. After the Company receives the notice referred to in the preceding sentence, the Company shall as promptly as practicable provide written notice to the Selling Group and the other Stockholders of the determination of the Fair Market Value of the Repurchase Shares, the date of determination thereof pursuant to the terms of this Agreement being hereinafter referred to as the "FMV Determination Date." Promptly after the occurrence of the FMV

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Determination Date, the Company may initially elect to purchase all, or any portion, of the Repurchase Shares by delivering a written notice thereof to the Board and the other Stockholders, which notice shall include the number of Repurchase Shares held by the Selling Group (the "Repurchase Notice"). If the Company has not elected to purchase all of the Repurchase Shares, the other Stockholders may elect to purchase, by giving written notice to the Company within 5 Business Days after the Repurchase Notice has been given to the other Stockholders, (i) the number or amount of such Repurchase Shares not repurchased by the Company up to its Percentage Allotment of the total number or amount of such Repurchase Shares and (ii) up to its ratable share of such Repurchase Shares not purchased by other Stockholders determined by reference to the number of Partially-diluted Common Shares owned by each Stockholder actually participating in such repurchase (for purposes of this Section 4(b) only, a "Ratable Share"), all as specified in their respective notices to the Company. Any Repurchase Shares that are not elected for purchase by a Stockholder shall be deemed to be re-offered to and accepted by the participating Stockholders exercising their options specified in clause (ii) of the immediately preceding sentence with respect to the lesser of (A) the amount specified in their respective notices to the Company and (B) an amount equal to their respective Ratable Shares with respect to such deemed offer. Such deemed offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (x) all of the Repurchase Shares are accepted by the participating Stockholders or (y) no participating Stockholder desires to subscribe for more of such Repurchase Shares. The Company shall notify each such Stockholder within five days following the expiration of such 5-Business Day period described above of the amount of such Repurchase Shares to be transferred that each other Stockholder has elected to purchase. The Company and the other Stockholders shall purchase all, or any portion, of the Repurchase Shares at a price equal to the Fair Market Value thereof by delivering a written notice of such election to the selling Stockholder within 10 Business Days after the FMV Determination Date.

         The number of shares to be purchased by the Company and the other Stockholders shall first be satisfied to the extent possible from the Repurchase Shares held by the Selling Person initially referred to in this Section 4(b).
If the number of Repurchase Shares then held by such Selling Person is less than the total number of Repurchase Shares the Company and the other Stockholders have elected to purchase, the Company and the other Stockholders shall purchase the remaining shares elected to be purchased from the other members of the Selling Group PRO RATA according to the number of Repurchase Shares held by such other members of the Selling Group at the closing of such purchases and sales (determined as nearly as practicable to the nearest share).

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         (c)  PAYMENT OF PURCHASE PRICE.  The purchase price (the "Purchase
Price") payable by any Stockholder pursuant to Sections 4(a) or 4(b) above or by the Company pursuant to Section 4(b) above, shall be payable in cash at closing pursuant to the terms of Section 6 below. The purchase price (the "Purchase Price") payable by the Company pursuant to Section 4(a) above shall be payable as follows:

              (i)  20% of the Purchase Price in cash; and

              (ii) the remaining portion of the Purchase Price in the form of a negotiable promissory note payable to the order of the selling Stockholder which note shall be (A) dated the date of closing pursuant to Section 6 below, bearing interest at the reference rate in effect from time to time as established by Chase Manhattan Bank, N.A.,
         (B) payable in five equal annual installments of principal and interest accrued thereon payable on an anniversary of the date of the note, (C) prepayable at any time without premium, prepayments to be applied to payments of principal and then interest next due, (D) subject to acceleration as to the entire principal balance of the note and interest accrued thereon by the holders of more than 50% of the unpaid principal balance in the event of a default in payment which has not been cured within five days after written notice of default given by the holder(s) of the note, (E) secured by a contractual agreement on behalf of the Company to issue shares of Common Stock to the holder(s) of such note having a Fair Market Value equal to the aggregate amount of principal and interest with respect to which the Company has defaulted, PROVIDED THAT the Company shall not be obligated to issue a greater number of shares than the number repurchased by the Company from the original holder of such note pursuant to Section 4(a) (as adjusted for stock splits, stock dividends and similar transactions), it being understood and agreed that nothing contained in this clause (E) shall be construed as a limitation on all other rights and remedies available to any Stockholder at law or in equity in the event that the collateral securing such negotiable promissory note is insufficient, and (F) exchangeable for a note or notes of like tenor and in aggregate principal amount equal to the aggregate principal amount of the note or notes so exchanged.

         (d)  RESTRICTIONS ON REPURCHASES.  Anything contained in this
Agreement to the contrary notwithstanding, all repurchases of Stockholder Shares by the Company pursuant to this Section 4 shall be subject to applicable restrictions contained in federal law, the California General Corporation Law and in the Company's debt and equity financing agreements.

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5.       PERMITTED TRANSFERS OF STOCKHOLDER SHARES.

The restrictions contained in Sections 1 and 2 shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder (i) in the case of any Stockholder who is an individual or The Raymond Scherr Living Trust, to any member of such individual's (or with respect to The Raymond Scherr Living Trust, Raymond Scherr's) Family Group if Transferred for (A) estate planning purposes or any other reason, (B) pursuant to applicable laws of descent or by will or,
(C) subject to Section 4(b), pursuant to a dissolution of marriage or other inter-family property separation or settlement agreement, (ii) in the case of the Investors, to any other Investor or any member of a Group to which any Investor belongs or (iii) in the case of any Management Stockholder or any Scherr Stockholder, to any other Management Stockholder or to any member of a Family Group of a Management Stockholder (collectively referred to herein as "Permitted Transferees"); PROVIDED, HOWEVER, that (x) the restrictions and other provisions contained in Sections 1 and 2 shall continue to be applicable to the Stockholder Shares after any such Transfer and (y) the transferees of such Stockholder Shares shall have executed and delivered to the Company a Management Stockholder Joinder, an Undesignated Stockholder Joinder, a Scherr Stockholder Joinder or an Institutional Stockholder Joinder, as applicable, pursuant to
Section 12.

6.       CLOSING OF TRANSFERS.

         (a) Sales of Stockholder Shares by any Stockholder to the Company or any other Stockholder or Stockholders under the terms of Section 1, 2 or 4 shall be made at the offices of the Company on a Business Day selected by the Company, which Business Day shall, subject to Section 6(b), be within 10 Business Days after the expiration of the later of (x) the FMV Determination Date (if applicable) or (y) the last applicable period described in the relevant Section. Delivery of certificates or other instruments evidencing such Stockholder Shares duly endorsed for transfer, and free and clear of any liens, claims or encumbrances other than this Agreement, and restrictions imposed by federal or state securities laws, shall be made on such date against payment of the purchase price therefor.

         (b) CONSENTS AND APPROVALS. In the event that Stockholder Shares are repurchased pursuant to this Agreement, the sellers and the purchasers thereof and their respective successors, assigns and representatives shall take all steps necessary or desirable to obtain all required third-party, governmental and regulatory consents and approvals (including, without limitation, any actions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and shall take all other actions necessary or desirable to facilitate consummation of such repurchase in a timely manner,

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including the postponement of any closing to such time as is necessary to obtain the necessary consents and approvals.

7. ADDITIONAL RESTRICTIONS ON TRANSFER OF STOCKHOLDER SHARES; REMOVAL OF LEGEND; LOST CERTIFICATES.

         (a)  LEGENDS.

                   (i) The certificates representing the Stockholder Shares shall bear the following legends:

              (A) "THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE STOCKHOLDERS AGREEMENT DATED AS OF JUNE 5, 1996, AMONG GUITAR CENTER MANAGEMENT COMPANY, INC. AND CERTAIN HOLDERS OF OUTSTANDING CAPITAL STOCK OF SUCH CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF GUITAR CENTER MANAGEMENT COMPANY, INC."

              (B) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL TO THE ISSUER HEREOF THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

                   (ii) In the event any Stockholder Shares are Transferred in a Public Sale, this Agreement is terminated pursuant to Section 17 hereof, or such Stockholder Shares are no longer subject to this Agreement then the Company shall, or shall instruct its transfer agents and registrars to, remove the legend referred to in Section 7(a)(i)(a) from the certificates evidencing such Stockholder Shares or issue new certificates representing such Stockholder Shares without such legend in lieu thereof.

                   (iii)In the event that a registration statement covering any of the Stockholder Shares shall become effective under the Securities Act and under any applicable state securities laws and the transfer of such Stockholder Shares has been consummated, or in the event that the Company shall receive an opinion of counsel reasonably satisfactory to the Company that, in the opinion of such counsel, the legend in Section 7(a)(i)(b) is not, or is no longer, necessary or required (including, without limitation, because of the availability of any exemption afforded by Rule 144(k) promulgated under the Securities Act), the Company shall, or shall instruct its transfer agents and registrars to, remove such legend from the certificates evidencing such Stockholder Shares or issue new certificates representing such Stockholder Shares without such legend in lieu thereof.

         (b) OPINION OF COUNSEL. Unless waived by the Company, no holder of Stockholder Shares may Transfer any Stockholder Shares that are represented by a certificate or certificates bearing the legend in Section 7(a)(i)(A) above (except to the Company, or in the case of the DLJ Entities, any member of their Group, or pursuant to an effective registration statement under the Securities
Act) without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such Transfer.

         (c) TRANSFERS IN VIOLATION OF AGREEMENT. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such stock for any purpose.

         (d) PLEDGES. Notwithstanding any other provision of this Agreement to the contrary, no holder of Stockholder Shares may pledge any Stockholder Shares except (x) as contemplated by the Restricted Stock Agreements or (y) in compliance with the following provisions:

                   (i) the Stockholder notifies the Company of its intention to pledge such Stockholder Shares and provides the Company with copies of the relevant loan and pledge documentation;

                   (ii) the lender is a recognized financial institution that regularly lends money and accepts securities as collateral and the loan is bona-fide;

                   (iii) the lender agrees to be bound by this Agreement;

                   (iv) in the event the lender intends to foreclose upon the pledged Stockholder Shares, the foreclosure shall be a Transfer subject to the right of first offer set forth in Section 1(c) hereof;

                   (v) in the event the lender acquires record or beneficial ownership of the Stockholder Shares as a result of foreclosure, the lender shall execute an appropriate joinder as required by Section 12 hereof if it would otherwise apply; and

                   (vi) the total amount of loans securing the Stockholder Shares held by any Stockholder shall not exceed 50% of the fair market value of such Stockholder Shares.

              (e) LOSS OR THEFT OF CERTIFICATES. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any certificate representing Stockholder Shares, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of such mutilated certificate, the Company will make and deliver without expense to the holder thereof, a new certificate in lieu of such lost, stolen, destroyed or mutilated certificate.

8.       FINANCIAL STATEMENTS AND REPORTS.

         The Company shall furnish to each Qualified Holder:

         (a) the same information and at the same times required to be provided to the holders of the Company's indebtedness pursuant to the Bridge Financing Agreement or (after its execution and in lieu of the foregoing) the Permanent Financing (as such term is defined in the Bridge Financing Agreement) whether or not such Permanent Financing Agreement is terminated; and

         (b) promptly, from time to time, such other information (in writing if so requested) regarding the assets and properties and operations, business affairs and financial condition of the Company as any Qualified Holder may reasonably request.

              As used in this Section 8, the term "Company" shall include any Subsidiaries of the Company that may exist from time to time. Unless required by law, court order or similar compulsion, no Stockholder shall, directly or indirectly, disclose any confidential or proprietary information relating to the Company, including all information obtained pursuant to this Section 8, to any Person, without the prior written consent of the Company, other than any of such information that (i) is available to the public other than as a result of a disclosure by such Stockholder or its Affiliates or representatives, (ii) is obtained, after the date hereof, by any Stockholder from a Person that is not known by such Stockholder after due inquiry to be in violation of any confidentiality agreement with the Company regarding such information, (iii) to any Stockholder's directors, officers, trustees, employees (PROVIDED THAT such Stockholder shall cause such Persons to comply with this confidentiality agreement) and, upon their agreement to be bound by the terms of this provision, such Stockholder's agents and professional consultants, or (iv) upon their agreement to be bound by the terms of this provision, to any Person (other than a Competitor) to which any Stockholder sells or offers to sell any Stockholder Shares in accordance with the terms of this Agreement. Each Stockholder who receives information pursuant to this Section 8 acknowledges that, pursuant to applicable Federal and state securities laws, his possession of such information, if it is material, non-public information, may preclude him from selling his Stockholder Shares or other securities of the Company until the Company publicly disseminates such information.

9.       SALE OF THE COMPANY.

         (a) APPROVED SALE. In the event that the holders of the Requisite Stockholder Shares approve a Sale of the Company (an "Approved Sale"), then each Stockholder shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (A) a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets, each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (B) a sale of outstanding Stock (other than the Senior Preferred Stock), each Stockholder shall have the right and the obligation to sell its Stockholder Shares ratably (assuming that the DLJ Warrants were exercised in full) with all other Stockholders on the terms and conditions approved by the holders of the Requisite Stockholder Shares. Subject to Section 9(b) below, the Company and the Stockholders shall take all reasonably necessary and desirable actions to facilitate the consummation of the Approved Sale on customary terms for similarly situated businesses, including, but not limited to, the release of information and documentation and the execution of such agreements and such instruments and other actions reasonably necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale, PROVIDED THAT no Stockholder is required to undertake any obligation different in nature than those which other Stockholders undertake. The Stockholders shall be permitted to sell their Stockholder Shares pursuant to an Approved Sale without complying with the provisions of Sections 1, 2 or 4 of this Agreement. For the avoidance of doubt, this Section 9(a) does not create an obligation on the part of any Person to sell or otherwise Transfer any shares of Senior Preferred Stock.

         (b) CONDITIONS TO OBLIGATIONS. The obligations of the Stockholders pursuant to this Section 9 are subject to the satisfaction of the following conditions:

                   (i) upon the consummation of the Approved Sale, all of the Stockholders shall receive with respect to their Stockholder Shares the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Articles of Incorporation with respect to such Stockholder Shares as in effect immediately prior to such Approved Sale (giving effect to applicable preferences and order of priority and assuming that the DLJ Warrants were exercised in full);

                   (ii) all holders of then-currently exercisable Common Stock Equivalents will be given an opportunity to either (A) exercise their rights to acquire the Common Stock underlying such Common Stock Equivalents prior to the consummation of the Approved Sale (but only to the extent such Common Stock Equivalents are then vested or would be vested on an accelerated basis pursuant to the applicable option plan or agreement) and participate in such sale as holders of Common Stock or (B) upon the consummation of the Approved Sale, receive in exchange for such Common Stock Equivalents consideration equal to the amount determined by multiplying (x) the same amount of consideration per share of Common Stock received by the holders of Common Stock in connection with the Approved Sale less the exercise price per Common Stock Equivalent by (y) the number of Common Stock Equivalents (but only to the extent such Common Stock Equivalents are then vested or would be vested on an accelerated basis pursuant to the applicable option plan or agreement);

                   (iii) no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Approved Sale (excluding modest expenditures for its own postage, copies, etc., and the fees and expenses of its own counsel retained by it) and no Stockholder shall be obligated to pay more than its or his PRO RATA share (based upon the number of shares of Common Stock and vested Common Stock Equivalents held) of reasonable expenses incurred in connection with such Approved Sale to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (including the reasonable costs of one counsel chosen by the Company on behalf of all Stockholders), it being understood that costs incurred by or on behalf of a Stockholder for its or his sole benefit will not be considered costs of the transaction hereunder, PROVIDED THAT a Stockholder's liability for its or his PRO RATA share of such allocated expenses shall be capped at the total purchase price received in cash by such Stockholder for his Common Stock and Common Stock Equivalents (each Stockholder being deemed to receive the exercise price of any Common Stock

         Equivalents sold pursuant to Section 9(b)(ii)(B) above in addition to any other amounts actually received); and

                   (iv) in the event that the Company or the Stockholders are required to provide any representations or indemnities in connection with the Approved Sale (other than representations and indemnities concerning each Stockholder's title to its or his Stock to be Transferred, and such Stockholder's authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement or legal requirement), then each Stockholder shall not be liable for more than his PRO RATA share (based upon the number of shares of Common Stock and vested Common Stock Equivalents held) of any liability for misrepresentation or indemnity and such liability shall not exceed the total purchase price received by such Stockholder for his Common Stock and Common Stock Equivalents (each Stockholder being deemed to receive the exercise price of any Common Stock Equivalents sold pursuant to Section 9(b)(ii)(B) above in addition to any other amounts actually received), PROVIDED THAT the portion of such Stockholder's liability attributable to any non-cash purchase price received shall be satisfied solely out of such non-cash property.

         (c) PURCHASER REPRESENTATIVE. If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Regulation D (or any similar rule or regulation thereunder) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each holder of Stockholder Shares shall, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501 promulgated under Regulation D) reasonably acceptable to the Company. If any holder of Stockholder Shares appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative, but if any holder of Stockholder Shares declines to appoint the purchaser representative designated by the Company such holder shall appoint another purchaser representative (reasonably acceptable to the Company), and such holder shall be responsible for the fees of the purchaser representative so appointed.

10.      ELECTION OF DIRECTORS; VOTING.

         (a) Subject to Section 10(b), the number of directors constituting the Board shall be eleven. At each annual meeting of the holders of any class of Stock, and at each special meeting of the holders of any class of Stock, called for the purpose of electing directors of the Company, and at any time at which holders of any class of Stock shall have the right to, or shall, vote for or consent in writing to the election of directors of the Company, then, and in each such event, the Stockholders shall vote all of the Stockholder Shares owned by them for, or consent in writing with respect to such shares in favor of, the election of a Board constituted as follows:

                   (i) four directors shall be designated and approved by the holders of at least a majority of the then outstanding Management Stockholder Shares;

                   (ii) four directors shall be designated and approved by the holders of at least a majority of the then outstanding Institutional Stockholder Shares; PROVIDED, THAT, (A) so long as Chase is a Qualified Holder, it shall be entitled to designate and approve one such director, (B) so long as Wells Fargo is a Qualified Holder, it shall be entitled to designate and approve one such director, and (C) so long as Weston Presidio is a Qualified Holder, it shall be entitled to designate and approve one such director;

                   (iii) one director shall be designated and approved by the holders of at least a majority of the then outstanding Scherr Stockholder Shares; and

                   (iv) two directors who are not Affiliates of any Institutional Stockholder or Management Stockholder shall be designated and approved by the holders of at least a majority of the then outstanding Institutional Stockholder Shares; PROVIDED, HOWEVER, that any designation under this subsection (iv) must be approved by Larry Thomas for so long as he is Chief Executive Officer of the Company and thereafter by a majority of the then outstanding Management Stockholder Shares.

              The parties hereby designate and approve the following individuals to serve as the initial members of the Board effective as of the first day after the Closing Date (as defined in the Agreement): (i) the Management Stockholders hereby designate and approve Larry Thomas and Marty Albertson as directors pursuant to Section 10(a)(i) hereof (the Management Stockholders elect to leave their other two designated seats vacant until such time as they determine to fill them), (ii) the Institutional Stockholders hereby designate and approve Steve Burge, David L. Ferguson, Michael Lazarus and Stephen Murray as directors pursuant to Section 10(a)(ii) hereof, (iii) the Scherr Stockholders hereby designate and approve Raymond Scherr as director pursuant to Section 10(a)(iii), and (iv) the Institutional Stockholders with the approval of Thomas elect to leave the seats for the designees pursuant to
Section 10(a)(iv) hereof vacant until such time as they determine to fill them.

         (b) Each Stockholder acknowledges the right of the holders of the Senior Preferred Stock pursuant to the Company's Articles of Incorporation and By-laws to appoint members of the
                                         -18-

Board in certain circumstances and each Stockholder agrees to take all actions necessary to cause the number of directors on the Board to be increased to accommodate such holders' rights therein. Each Stockholder also acknowledges the right of GCMC Funding, Inc. to appoint a member of the Board in certain circumstances pursuant to the Bridge Financing Agreement, and agrees to take all actions necessary to cause the number of directors on the Board to be increased to accommodate the rights of GCMC Funding, Inc. to elect a director and to elect such director.

         (c) The Institutional Stockholders shall be entitled to designate two non-voting observers (the "Observers") to be admitted to each meeting of the Board, including telephonic meetings. The Institutional Stockholders agree: that one Observer shall be a representative of Wells Fargo so long as Wells Fargo is a Qualified Holder, and that the other Observer shall be a representative of Weston Presidio so long as Weston Presidio is a Qualified Holder. The Company shall give the Observers written notice of each meeting of the Board at the same time and in the same manner as it is required to notify members of the Board. In addition, the Company shall deliver to the Observers and DLJMB (so long as any DLJ Entity is a Qualified Holder) all written materials and other information (including, without limitation, copies of the minutes of all meetings and written consents in lieu of meetings, along with all attachments thereto and written notice of the effectiveness of any such written consent) provided to members of the Board in connection with meetings or written consents at such time and in the same manner that such materials and information are provided to the members of the Board.

         (d) The holders of Stockholder Shares shall vote their shares (i) to remove any director whose removal is required by the party or parties with the power to designate such director and (ii) to fill any vacancy created by the removal, resignation or death of a director, in each case for the election of a new director designated and approved, if approval is required, in accordance with the provisions of this Section 10. Vacancies of the Board shall be filled within the earlier of 30 days of the date such vacancy is created or immediately before the first action to be taken by the Board after the date such vacancy is created.

         (e)  The Board shall have a 4-member Compensation Committee
(consisting of any two directors designated by the holders of a majority of the Institutional Stockholders Shares and any two directors designated by the holders of a majority of the Management Stockholders Shares); which shall make recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and shall administer any bonus programs and stock option plans of the Company other than the Company's 1996 Performance Stock Option

Plan (PROVIDED THAT any recommendation of the Committee that relates to a member of the Committee must be made unanimously). The initial members of the Compensation Committee shall be Mr. Thomas, Mr. Albertson, Mr. Ferguson and Mr. Lazarus. The Board shall have a three-member Audit Committee (consisting of those directors, other than the directors designated by the Management Stockholders, selected by the Board), which shall review the results and scope of the audit and other services provided by the Company's independent public accountants. The initial members of the Audit Committee shall be Mr. Ferguson, Mr. Burge and Mr. Murray. The Board shall have a two-member Indemnification Committee, which shall institute and defend on behalf of the Company all actions for indemnification pursuant to the Purchase Agreement and the Tax Indemnification Agreement dated May 1, 1996. The members of the Indemnification Committee shall at all times be the two directors designated by the Institutional Stockholders. The initial members of the Indemnification Committee shall be Mr. Ferguson and Mr. Murray. The Company and each Stockholder shall take all actions necessary to ensure that all "Indemnification Matters" are promptly referred to the Indemnification Committee.

         (f) In the event that the Company acquires or creates any Subsidiary, the Company shall cause the composition of the board of directors or equivalent governing body of such Subsidiary to be identical, or as nearly identical as possible, to the composition of the Board.

11.      BOARD APPROVAL.

         Consistent with the requirements of applicable law, the Board shall act in a supervisory role with respect to the Company and shall be responsible for strategic decisions relating to the Company, and in addition to the foregoing the following transactions shall require the specific approval of two-thirds of the members of the Board:

         (a) current annual budget and operating plan customarily adopted by similar businesses at the beginning of each year;

         (b) capital expenditures in excess of $500,000 that were not included in the budget contemplated by Section 11(a);

         (c) the direct or indirect investment in, purchase or other acquisition of, in one or a series of transactions, any business, assets, securities or other property of another Person, other than in the ordinary course of business;

         (d) issue any Stock except pursuant to agreements in existence as of the date hereof and the Certificates of Determination for the Junior Preferred Stock and the Senior Preferred Stock;

         (e)  enter into any Sale of the Company (other than an Approved Sale);

         (f) make any change in its line of business to include anything other than the retailing of musical instruments, pro-audio equipment and related accessories;

         (g)  the adoption of any budget contemplated by Section 8(b);

         (h) any incurrence of debt in excess of $500,000 other than any such incurrence relating to working capital in the ordinary course and capital expenditures not made in contravention of the terms of this Agreement;

         (i)  the consummation of an initial Public Offering;

         (j) repurchase, retire, redeem or otherwise acquire any shares of the Company's capital stock (including any redemption or acquisition pursuant to this Agreement but excluding any redemption or acquisition required to be made by the Company pursuant to this Agreement or the Amended and Restated Articles of Incorporation, including the Certificates of Determination for the Junior Preferred Stock and the Senior Preferred Stock); PROVIDED THAT any repurchase of Stockholder Shares by the Company from Larry Thomas, Marty Albertson or their respective Permitted Transferees shall only require the approval of a majority of those members of the Board not appointed pursuant to Section 10(a)(i);

         (k) any agreement or transaction between the Company and any Affiliate of the Company involving the transfer of any consideration (whether cash, securities, property or otherwise) between the Company and such Affiliate; PROVIDED, HOWEVER, that the foregoing shall not restrict (A) transactions between the Company and any of its Subsidiaries, if any, or among any of such Subsidiaries, if any, (B) payments or advances to employees of the Company in the ordinary course of business of the Company or any of its Subsidiaries, (C) transactions pursuant to any stock option or other incentive-based plan for employees of the Company that is approved by the Board, (D) transactions contemplated by this Agreement or agreements entered into in connection with the closing of the Purchase Agreement; (E) any transaction or series of related transactions between the Company and any Affiliate (other than the President of the Company, his Family Group and their respective Affiliates) which do not involve an amount in excess of $50,000 and are approved by the President of the Company, (F) transactions with Chemical Bank, and Chase Securities, Inc., in their capacities as lenders under the Bridge Loan Agreements or as placement agent or underwriter of the Permanent Financing (as defined by the Bridge Loan Agreements), and (G) leases of real property in effect on the date hereof between the Company and Affiliates of Raymond Scherr. For the avoidance of doubt, neither DLJMB or GCMC Funding, Inc. nor any of their respective Affiliates shall be considered Affiliates of the Company for purposes of this provision.

         (l) sell, lease, exchange or otherwise dispose of any asset or assets of the Company for aggregate consideration in excess of $500,000 (other than an Approved Sale);

         (m) declare or pay any dividend or distribution on or with respect to any Stockholder Shares;

         (n) except as otherwise contemplated by this Agreement, create or establish any committee of the Board or of any board of directors of any Subsidiary of the Company, or increase or decrease the number of members of any such committee; and

         (o) take any action to amend or repeal any provision of the Company's Articles of Incorporation or By-laws.

12.      JOINDERS; ADDITIONAL SHARES OF STOCK.

         (a) Any transferee of Stockholder Shares of the Company from an Institutional Stockholder (other than the Company, a Management Stockholder, a Scherr Stockholder, an Undesignated Stockholder or a transferee in a Public
Sale) shall, as a condition to such Transfer, become an Institutional Stockholder for purposes of this Agreement, and if such transferee is not already bound hereby as an Institutional Stockholder, he shall execute and deliver to the Company an Institutional Stockholder Joinder. Any transferee of Stockholder Shares of the Company from a Management Stockholder (other than the Company, an Institutional Stockholder, a Scherr Stockholder, an Undesignated Stockholder or a transferee in a Public Sale) shall, as a condition to such Transfer, become a Management Stockholder for purposes of this Agreement, and if such transferee is not already bound hereby as a Management Stockholder, he shall execute and deliver to the Company a Management Stockholder Joinder. Any transferee of Stockholder Shares of the Company from an Undesignated Stockholder (other than the Company, a Management Stockholder, an Institutional Stockholder, a Scherr Stockholder or a transferee in a Public Sale) shall as a condition to such Transfer, become an Undesignated Stockholder for purposes of this Agreement, and if such transferee is not already bound hereby as an Undesignated Stockholder, he shall execute and deliver to the Company an Undesignated Stockholder Joinder. Any transferee of Stockholder Shares of the Company from a Scherr Stockholder (other than the Company, an Institutional Stockholder, a Management Stockholder, an Undesignated Stockholder or a transferee in a Public
Sale) shall as a condition to such Transfer, become a Scherr Stockholder for purposes of this Agreement, and if such transferee is not already bound hereby as a Scherr Stockholder, he shall execute and deliver to the Company a Scherr Stockholder Joinder. Any recipient of Common Stock pursuant to the terms of Section 4(c)(ii)(E) shall, as a condition to the issuance of such shares of Common Stock, become a Management Stockholder for purposes of this Agreement, and if such transferee is not already bound hereby as a Management Stockholder, he shall execute and deliver to the Company a Management Stockholder Joinder.

         (b) In the event additional shares of Stock (other than shares of Senior Preferred Stock) are issued by the Company to a Stockholder at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of the Company exercisable for or exchangeable into shares of Stock, such additional shares of Stock shall, as a condition to such issuance, become subject to the terms and provisions of this Agreement.

         (c) In the event shares of Stock are issued by the Company to any employee of the Company (each, an "Employee Stockholder") or member of the Family Group thereof (other than a Stockholder as to whom or which Section 12(b) is applicable) at any time during the term of this Agreement, either directly or upon the conversion, exercise or exchange of securities of the Company convertible into or exercisable or exchangeable for shares of Stock, such Employee Stockholder or member of the Family Group thereof, as a condition to receiving such shares of Stock, shall agree to execute and deliver to the Company a Management Stockholder Joinder and to be deemed a Management Stockholder hereunder and agree that such additional shares will be subject to the terms and provisions of this Agreement applicable to shares held by Management Stockholders.

         (d) In the event additional Shares of Stock (other than shares of Senior Preferred Stock) are issued by the Company to any Person (other than to a Stockholder or an employee or member of the Family Group thereof as to whom or which either Section 12(b) or 12(c) is applicable, in a Public Sale or upon the issuance or exercise of the Bridge Warrants) at any time during the term of this Agreement, such additional shares of Stock shall, as a condition to such issuance, become subject to the terms and provisions of this Agreement applicable to shares held by Undesignated Stockholders.

         (e) The Stockholders hereby acknowledge and agree that the Company may enter into an agreement with the holders of the Bridge Warrants whereby such holders shall be entitled to the benefits of Section 2 hereof and be bound by the provisions of Section 9 hereof.

13.      CONSENT OF SPOUSES.

         If requested by the Company, each Stockholder who is an individual shall cause his or her spouse, as applicable, to execute and deliver a separate consent and agreement in substantially the form attached hereto as EXHIBIT E or otherwise reasonably acceptable to the Company (a "Spousal Consent"). The signature of a spouse on a Spousal Consent shall not be construed as making such spouse a stockholder of the Company or a party to this Agreement except as may otherwise be set forth in such consent. Each Stockholder who is an individual will certify his or her marital status to the Company at the Company's request.

14.      REGULATORY MATTERS.

         (a) COOPERATION OF OTHER STOCKHOLDERS. Each Stockholder agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreements between the Company and CVCA and Wells Fargo, respectively, copies of which are attached hereto as EXHIBIT F, regarding small business matters (the "Small Business Sideletters"), including, without limitation, voting to approve amending the Company's Articles of Incorporation, the Company's by-laws, or this Agreement in a manner reasonably requested by any Regulated Holder (as defined in the Small Business Sideletters) entitled to make such request pursuant to the Small Business Sideletters. Notwithstanding the foregoing, the provisions of the final sentence of Section 2(a)(i) of the Small Business Sideletters shall not be interpreted to permit actions that would adversely affect the rights of the holders of the Senior Preferred Stock or Junior Preferred Stock as they exist today.

         (b) COVENANT NOT TO AMEND. The Company and each Stockholder agree not to amend or waive the voting or other provisions of the Company's Articles of Incorporation, the Company's by-laws or this Agreement if such amendment or waiver would cause any Regulated Holder to have a Regulatory Problem (as defined in the Small Business Sideletters), provided that any such Stockholder notifies the Company that it would have a Regulatory Problem promptly after it has notice of such amendment or waiver.

         (c) LIMITATIONS. Anything contained in Sections 14(a) or (b) to the contrary notwithstanding, no Stockholder shall be required under this Section 14 to take any action that would adversely affect in any material respect such Stockholder's rights under this Agreement or as a stockholder of the Company.

         (d) NOTICE OF REDEMPTION. Notwithstanding anything herein to the contrary, the Company shall not convert or directly or indirectly redeem, purchase or otherwise acquire any of its Stock or take any other action affecting the voting rights of such Stock, if such action will cause the percentage of any class of outstanding voting securities owned or controlled by CVCA to equal or exceed 25%, unless the Company gives 10 days prior written notice of such action to CVCA and allows CVCA during such

10 day period an opportunity to reduce its ownership of such class to below 25%.

         (e) IRREVOCABLE PROXY. CVCA hereby irrevocably gives to CBCI its proxy to vote all Stockholder Shares owned by CVCA with respect to situations where Stockholders are entitled to vote or take any other action by law or pursuant to this Agreement. This proxy and all authority conferred hereby shall be irrevocable and shall not be terminable by CVCA or by operation of law. CBCI may relinquish this proxy at any time by notifying CVCA and the Company of such relinquishment.

15.      ADDITIONAL COVENANTS.

         (a) AMENDMENTS TO CHARTER AND BYLAWS. Anything contained herein to the contrary notwithstanding, (i) in no event shall the Company and/or the Stockholders effect any amendment to the Company's Articles of Incorporation or By-Laws that would treat any Stockholder in a non-ratable, discriminatory manner without the prior written consent of such Stockholder and (ii) in no event shall the Company declare or pay any dividend or distribution with respect to any class of capital stock of the Company that would treat any Stockholder in a non-ratable, discriminatory manner without the prior written consent of such Stockholder.

         (b) NO CONFLICTING AGREEMENTS. No Stockholder shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Stock (other than the Senior Preferred Stock) on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Stockholders or with Persons that are not parties to this Agreement), including, but not limited to, agreements or arrangements with respect to the acquisition or disposition of Stock (other than the Senior Preferred Stock) in a manner that is inconsistent with this Agreement.

         (c) Immediately prior to the Company's initial Public Offering, the Board of Directors shall adopt a ten (10) year Incentive Stock Option Plan for the benefit of key employees, to be administered by the Compensation Committee, covering a number of shares of Common Stock not less than the number of shares covered by the Company's 1996 Performance Stock Option Plan that were not Shares Available for Award (as defined in such Plan). All Stockholders agree to vote in favor of approval of the adoption of such Incentive Stock Option Plan when submitted to the Stockholders for vote.

16.      FURTHER ASSURANCES.

         Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

17.      TERMINATION.

         (a) This Agreement shall terminate and, except as otherwise expressly provided herein, shall be of no further force or effect and shall not be binding upon any party hereto upon the first to occur of (A) a Sale of the Company, (B) a Qualified Public Offering, (C) the dissolution, liquidation or winding-up of the Company and (D) the approval of such termination by the Company, and the holders of the Requisite Stockholder Shares; PROVIDED, HOWEVER, that the provisions of Section 14 shall not be terminated pursuant to clause (D) above without the written consent of CVCA and Wells Fargo; and PROVIDED, FURTHER, that Sections 7(a) (other than 7(a)(i)(A)), 7(b) and 7(c) shall survive a Sale of the Company and a Qualified Public Offering with respect to shares of Stock not registered under the Securities Act, and shall terminate upon the first to occur of (C) or (D) above and PROVIDED, FURTHER, the provisions of Section 2 shall not be terminated pursuant to clause (D) above without the written consent of the holders of the majority of Undesignated Stockholder Shares.

         (b) This Agreement shall no longer be binding or of further force or effect as to any particular Stockholder, except as noted below or otherwise expressly provided herein, as of the date any particular Stockholder has Transferred all such Stockholder's interest in the Company's securities and the transferee(s) of such securities, if required by this Agreement, shall have become a party hereto; PROVIDED, HOWEVER, that no such termination shall be effective if such Stockholder is in breach of this Agreement; and PROVIDED FURTHER, HOWEVER, that in the event that the Company transfers to any Stockholder or members of such Stockholders Group any shares of Common Stock pursuant to Section 4(c)(ii)(E), the transferees of such Common Stock shall remain or become parties hereto with respect to such Common Stock pursuant to the terms of Section 12.

18.      DEFINITIONS.

         "AFFILIATE" means, with respect to any Person, (a) a director, officer, or partner of such Person or any Person identified in clause (c) below,
(b) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer, of such Person) and
(c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" shall have the meaning set forth in the Preamble.

         "APPROVED SALE" shall have the meaning set forth in Section 9(a).

         "BOARD" means the board of directors of the Company.

         "BRIDGE FINANCING AGREEMENT" means that certain Bridge Financing Agreement, dated as of the date hereof, among the Company, GCMC Funding, Inc. and Chemical Bank.

         "BRIDGE WARRANTS" means the warrants to purchase shares of Common Stock issued pursuant to the Bridge Financing Agreement which are initially to be held in escrow pursuant to the terms thereof, including any additional warrants or underlying securities issuable pursuant to the anti-dilution provisions thereof.

         "BUSINESS DAY" means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

         "CALCULATED PURCHASE PRICE" means (x) with respect to any shares of Common Stock, the quotient of (a) Cash Flow Value and (b) the aggregate number of Fully-diluted Common Shares outstanding and (y) with respect to any Common Stock Equivalents, the amount determined by clause (x) above less any additional consideration payable by the holder of such Common Stock Equivalent upon the exchange, exercise or conversion thereof.

         "CAPITALIZED LEASE" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

         "CASH FLOW VALUE" means, as at any date of determination, an amount equal to the difference (if any and if positive) between (a) the product of (x) EBITDA for the immediately preceding twelve calendar months TIMES (y) six, MINUS
(b) the sum of (x) all Debt (net of all of the Company's available cash) PLUS
(y) the aggregate liquidation preference (including accrued but unpaid dividends) of all outstanding preferred stock of the Company.

         "CAUSE" with respect to any Management Stockholder, shall have the meaning of "Cause" in such Management Stockholder's employment agreement with the Company or if none, it shall mean (i) the repeated failure by such Management Stockholder to perform such lawful duties consistent with Executive's position as are reasonably requested by the Board as documented in writing to such Management Stockholder, (ii) such Management Stockholder's repeated material neglect of his duties on a general basis (other than as a result of illness or disability), notwithstanding written notice of objection from the Board or the Company's President and expiration of a thirty day cure period, (iii) the commission by such Management Stockholder of any act of fraud, theft or criminal dishonesty with respect to the Company or any of its Subsidiaries or affiliates, or the conviction of such Management Stockholder of any felony, (iv) the commission of any act involving moral turpitude which (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the Company or any of its affiliates or (v) a material breach by such Management Stockholder of any confidentiality or non-compete provisions contained in any agreement with the Company, PROVIDED THAT if such breach is unintentional, such Management Stockholder shall have 30 days to cure such breach after written notice from the Company.

         "CBCI" means CB Capital Investors, Inc., a Delaware corporation.

         "CHASE" means CBCI and CVCA.

         "COMMON STOCK" means the Common Stock, no par value, of the Company.

         "COMMON STOCK EQUIVALENT" means the right to acquire, whether or not immediately exercisable, one share of Common Stock, whether evidenced by an option, warrant, convertible security or other instrument or agreement.

         "COMPANY" shall have the meaning set forth in the Caption.

         "COMPETITOR" means any Person (other than a Stockholder) that manages or operates any line of business that, or owns greater than 10 percent of the outstanding voting capital stock or equity interests of any Person that, is a retailer of musical instruments, pro-audio equipment or related accessories, other than any Person whose retail sales of such products do not exceed $10 million per annum. Any member of any Person's Family Group or Group shall be deemed to be a Competitor if such Person is a Competitor.

         "CONSOLIDATED INTEREST EXPENSE" shall mean for any period on a consolidated basis all interest (including capitalized interest) and all amortization of debt discount and expense on any particular Debt (including, without limitation, payment-in-kind, zero coupon and other like Securities and the interest component of Rentals on Capitalized Leases applicable to such period) of the Company and its Subsidiaries.

         "CONSOLIDATED NET INCOME" for any period shall mean the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes or income), determined on a consolidated basis in accordance with GAAP, but excluding (or adjusting for in the case of clause
(k) below) in any event:

         (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets or from any transaction classified as extraordinary under GAAP, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

         (b)  the proceeds of any life insurance policy;

         (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

         (d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

         (e) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

         (f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions:

         (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

         (h) earnings resulting from an reappraisal, revaluation or write-up of assets;

         (i) any charge to net earnings resulting from the amortization of the value of stock options given to employees to the extent required by APB 25;


         (j)  any gains resulting from the retirement of Debt at a discount;

         (k) any gain arising from the acquisition of any Securities of the Company or any Subsidiary; and

         (1) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

         "CVCA" means Chase Venture Capital Associates, L.P., a California limited partnership.

         "DEBT" means, for the Company and its Subsidiaries on a consolidated basis, without duplication the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, purchase money indebtedness, and capitalized lease obligations (other than accounts payable in the ordinary course); (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company or any Subsidiary or in effect guaranteed, directly or indirectly, in any manner by the Company or any Subsidiary through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course; (iii) indebtedness of the type described in clause (i) above secured by any Encumbrance upon property owned by the Company or any Subsidiary even though the Company or such Subsidiary has not in any manner become liable for the payment of such indebtedness; and (iv) interest expense accrued but unpaid, all prepayment premiums, and all fees, expenses and other penalties payable on or relating to any of such indebtedness;

         "DEMINIMIS TRANSFER" means a Transfer by a Stockholder of any security if the securities being Transferred (including in one or more related Transfers by one or more Stockholders) do not exceed 15% of the outstanding shares of the class of securities being Transferred; PROVIDED THAT for purposes of this definition a transfer of the DLJ Warrants shall be deemed to be a transfer of the Common Stock and Junior Preferred Stock issuable upon exercise of such DLJ Warrants.

         "DLJ ENTITIES" means DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V. and DLJ Merchant Banking Funding, Inc.

         "DLJ WARRANTS" means the warrants to purchase shares of Junior Preferred Stock and Common Stock issued pursuant to the Securities Purchase Agreement dated as of the date hereof among the DLJ Entities and the Company, including any additional warrants or underlying securities issuable pursuant to the anti-dilution provisions thereof.

         "DLJMB" means DLJ Merchant Banking, Inc.

         "EBITDA" shall mean for any period of determination thereof Consolidated Net Income of the Company and its Subsidiaries plus (a) Consolidated Interest Expense, (b) income tax expense, refunds or credits for such period, and (c) depreciation and amortization expense of the Company and its Subsidiaries on a consolidated basis, all determined in accordance with GAAP.

         "EMPLOYEE STOCKHOLDER" shall have the meaning set forth in Section
12(c).

         "ENCUMBRANCE" shall mean any claim lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right of way, encumbrance, right of first refusal or other right of third parties.

         "EXEMPT TRANSFERS" shall have the meaning set forth in Section 1(a).

         "FAIR MARKET VALUE" of each Stockholder Share means the average of the closing prices of the sales of each class of the Common Stock on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on any given day, the average of the last bid and asked prices on all such exchanges at the end of such day, or, if on any given day the Common Stock is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq Stock Market National Market System ("Nasdaq") as of 4:00 P.M., New York time, or, if on any given day the Common Stock is not quoted in Nasdaq, the average of the bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive trading days prior to such day. If at any time the Common Stock is not listed on any securities exchange or quoted in Nasdaq or the over-the-counter market, the Fair Market Value shall be that value determined by the Board in good faith, provided that if the selling Stockholder or his representatives cannot agree with the Board as to such value, such value shall be determined by a mutually acceptable qualified appraisal firm of national or regional reputation, and all fees, expenses and other charges of such appraisal firm incurred in connection with such determination of Fair Market Value shall be borne by the Company; PROVIDED, HOWEVER, that if such appraisal firm determines that the Fair Market Value is a value that is less than 110% of the value determined by the Board, such expenses shall be borne by the selling Stockholder. In determining the value of any Stockholder Shares pursuant to the preceding sentence, no premium or discount shall be applied for a controlling or minority interest, respectively.

         "FAMILY GROUP" means an individual's spouse, ancestors and/or descendants (whether natural or adopted) and the estate of and any trust solely for the benefit of such individual and/or the individual's spouse, ancestors and/or descendants.

         "FMV DETERMINATION DATE" shall have the meaning set forth in Section 4(a)(i).

         "FULLY-DILUTED COMMON SHARES" means, with respect to any Person, such Person's Common Stock plus Common Stock Equivalents.

         "GAAP" means the United States generally accepted accounting principles, consistently applied.

         "GOVERNMENTAL AUTHORITY" means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

         "GROUP" means:

         (a) in the case of any Person which is a partnership, (1) such partnership and any of its limited or general partners, (2) any corporation or other business organization to which such partnership shall sell all or substantially all of its assets or with which it shall be merged, (3) any Affiliate of such partnership and (4) with respect to any individual identified in clauses 1-3 above, members of his Family Group;

         (b) in the case of any Person which is a corporation, (1) such corporation, (2) any corporation or other business organization to which such corporation shall sell or transfer all or substantially all of its assets or with which it shall be merged, (3) any Affiliate of such corporation and (4) with respect to any individual identified in clauses 1-3 above, members of his Family Group; and

         (c) in the case of the DLJ Entities, (1) any other DLJ Entity, (2) any general or limited partner of any DLJ Entity, and any corporation, partnership or other entity that is an Affiliate of any DLJ Entity (collectively, "DLJ Affiliates"), (3) any director, general partner, limited partner, officer or director of any DLJ Entity or any DLJ Affiliate, or any spouse, lineal descendant, sibling, parent, ancestor, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (3) (collectively, "DLJ Associates"),
(4) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, stockholders, members or general or limited partners of which include only the DLJ Entities, such DLJ Affiliates or DLJ Associates, and
(5) a voting trustee for one or
more DLJ Entities, DLJ Affiliates or DLJ Associates under the terms of a voting trust designed to conform with the requirements of the Insurance Law of the State of New York.

         "INDEPENDENT THIRD PARTY" means any Person who, immediately prior to the contemplated transaction, individually and with its Group or Family Group, as the case may be, does not own in excess of 10% of the Common Stock on a fully-diluted basis.

         "INSTITUTIONAL STOCKHOLDER JOINDER" means a joinder agreement, substantially in the form of EXHIBIT B hereto, by which a person becomes an Investor after the date hereof.

         "INSTITUTIONAL STOCKHOLDER SHARES" means any Stockholder Shares held by an Institutional Stockholder.

         "INSTITUTIONAL STOCKHOLDERS" shall have the meaning set forth in the Caption.

         "INVESTMENTS" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business and accounts receivable arising in the ordinary course of business.

         "JUNIOR PREFERRED STOCK" means the Junior Preferred Stock, no par value, of the Company.

         "MANAGEMENT STOCKHOLDER" shall have the meaning set forth in the Caption as modified by Section 12 hereof.

         "MANAGEMENT STOCKHOLDER JOINDER" means a joinder agreement, substantially in the form of EXHIBIT A hereto, by which a person shall become a Management Stockholder after the date hereof.

         "MANAGEMENT STOCKHOLDER SHARES" means any Stockholder Shares held by a Management Stockholder.

         "OFFERED SECURITIES" shall have the meaning set forth in Section 3(a).

         "OTHER STOCKHOLDERS" shall have the meaning set forth in Section 2(a).

         "PARTIALLY-DILUTED COMMON SHARES" means, with respect to any Person, such Person's Common Stock plus all Common Stock issuable upon the conversion, exercise and/or exchange of any options, warrants or other securities that are, at the time of determination, immediately convertible into, or exercisable or exchangeable for such Person's Common Stock.

         "PERCENTAGE ALLOTMENT" shall have the meaning set forth in Section
3(a).

         "PERMITTED TRANSFEREES" shall have the meaning set forth in Section 5.

         "PERSON" shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "PUBLIC OFFERING" means the sale, in an underwritten public offering registered under the Securities Act, of shares of equity Securities, other than any offering made in connection with a business acquisition or an employee benefit plan, with such shares being listed on a national securities exchange or the Nasdaq National Market System.

         "PUBLIC SALE" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or subsequent to the Company registering any Common Stock under the Securities Act to the public through a broker, dealer or market maker (pursuant to the provisions of Rule 144 promulgated under the Securities Act or otherwise).

         "QUALIFIED HOLDER" means each Stockholder so long as such party, together with its respective Group, owns at least 50,000 shares of Common Stock plus Common Stock Equivalents (excluding Junior Preferred Stock) at the time of determination (as adjusted for stock dividends, stock splits, recapitalization and other similar events).

         "QUALIFIED PUBLIC OFFERING" means a Public Offering of shares of Common Stock having an aggregate offering value (before underwriters discount) of at least $35 million.

         "REASONABLE JUSTIFICATION" with respect to any Management Stockholder who is employed by the Company, shall mean any voluntary termination by such Management Stockholder of his employment with the Company within 90 days after the occurrence of any of the following events:

              (a) such Management Stockholder is directed to perform an act that such Management Stockholder reasonably believes to be in contravention of law, or which such Employee reasonably believes would subject the Company and himself to material liability, despite his
                                         -34-
                   express written objection addressed to the Board with respect to such action;

              (b) there has been any change (on other than a temporary basis) without Employee's consent in such Management Stockholder's title or any material reduction in the nature or scope of his responsibilities, or such Management Stockholder is assigned duties that are materially inconsistent with his position (other than on a temporary basis);

              (c) there is any material reduction in such Management Stockholder's compensation or benefits (other than reductions in benefits that generally effect all employees entitled to such benefits ratably);

              (d) such Management Stockholder is required by the Company, after written objection by such Management Stockholder, to relocate his principal place of employment outside a radius of fifty miles from his place of employment immediately prior to such relocation; or

              (e) there is a material failure, after notice and an opportunity to cure, by the Company to perform any of its obligations to such Management Stockholder under his employment agreement with the Company (if any); or

              (f)  a Sale of the Company.

         "RENTALS" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

         "REPURCHASE EVENT" shall have the meaning set forth in Section 4(a).

         "REPURCHASE NOTICE" shall have the meaning set forth in Section
4(a)(i).

         "REPURCHASE SHARES" shall have the meaning set forth in Section
4(a)(i).

         "REQUISITE STOCKHOLDER SHARES" means at least sixty percent of the number of outstanding shares of Common Stock other than any Common Stock issued upon the exercise of any Bridge Warrants or options granted pursuant to the Company's 1996 Performance Stock Option Plan or the Option Agreements dated the date hereof between the Company and each of Larry Thomas and Marty Albertson. In determining whether the approval of the holders of the Requisite Stockholder Shares has been obtained, (i) all Management Stockholder Shares shall be deemed to have voted in the same manner as that of the holders of a majority of the Management Stockholder Shares, (ii) all Scherr Stockholder Shares shall be deemed to have voted in the same manner as that of the holders of a majority of the Scherr Stockholder Shares and (iii) all Institutional Stockholder Shares shall be deemed to have voted in the same manner as that of the holders of a majority of the Institutional Stockholder Shares.

         "RESTRICTED STOCK AGREEMENTS" means those several Restricted Stock Agreements, each dated as of the date hereof, each between the Company on the one hand and a Management Stockholder on the other hand. Pursuant to the Restricted Stock Agreements, each Management Stockholder that was a party to the Purchase Agreement is acquiring shares of Junior Preferred Stock that is subject to a substantial risk of forfeiture.

         "SALE NOTICE" shall have the meaning set forth in Section 2(a).

         "SALE OF THE COMPANY" means a transaction involving an Independent Third Party or group of Independent Third Parties acting in concert pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the entire Board (whether by merger, consolidation or issuance of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis, or
(iii) 60% or more of all of the Company's Fully-diluted Common Shares.

         "SCHERR STOCKHOLDER" shall have the meaning set forth in the Caption.

         "SCHERR STOCKHOLDER JOINDER" means a joinder agreement, substantially in the form of EXHIBIT D hereto, by which a Person shall become a Scherr Stockholder after the date hereof.

         "SCHERR STOCKHOLDER SHARES" means any Stockholder Shares held by a Scherr Stockholder.

         "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

         "SECURITY" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

         "SELLING GROUP" shall have the meaning set forth in Section 4(a).

         "SELLING STOCKHOLDER" shall have the meaning set forth in Section
1(b).

         "SENIOR PREFERRED STOCK" means the 14% Senior Preferred Stock, no par value, of the Company.

         "SMALL BUSINESS SIDELETTERS" shall have the meaning set forth in
Section 16(a).

         "SPOUSAL CONSENT" shall have the meaning set forth in Section 13.

         "STOCK" means, with respect to any Person, such Person's capital stock or any options, warrants or other securities (including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock. Whenever a reference herein to Stock refers to any derivative security, such term shall include such derivative security and all underlying Stock directly or indirectly issuable upon conversion, exchange or exercise of such derivative security.

         "STOCKHOLDER(S)" shall have the meaning set forth in the Caption.

         "STOCKHOLDER SALE AUTHORIZATION DATE" shall have the meaning set forth in Section 1(b).

         "STOCKHOLDER SALE NOTICE" shall have the meaning set forth in Section 1(b).

         "STOCKHOLDER SHARES" means (i) any Common Stock or Common Stock Equivalents purchased or otherwise acquired by any Stockholder, (ii) any Junior Preferred Stock or warrants to acquire Junior Preferred Stock purchased or otherwise acquired by a Stockholder, (iii) any Stock issued or issuable directly or indirectly with respect to the Securities referred to in clauses (i) or (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iv) any other Stock of the Company held by a Stockholder; provided that Stockholder Shares shall specifically exclude the Senior Preferred Stock. As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have (A) been transferred in a Public Sale, (B) ceased to be outstanding, or (C) is otherwise transferred to a Person who is not required to become a party to this Agreement.

         "SUBSIDIARY" means, with respect to any Person, any other Person of which the securities having a majority of the ordinary voting power in electing the board of directors (or other governing body), at the time as of which any determination is being made, are owned by such first Person either directly or through one or more of its Subsidiaries.

         "TAG-ALONG NOTICE" shall have the meaning set forth in Section 2(a).

         "TRANSFER" shall have the meaning set forth in Section 1(a).

         "UNDESIGNATED STOCKHOLDER" shall have the meaning set forth in the caption.

         "UNDESIGNATED STOCKHOLDER JOINDER" means a joinder agreement, substantially in the form of EXHIBIT C hereto, by which a person shall become an Undesignated Stockholder after the date hereof.

         "WELLS FARGO" means Wells Fargo Small Business Investment Company,
Inc.

         "WESTON PRESIDIO" means Weston Presidio Capital II, L.P.

19.      GENERAL PROVISIONS.

         (a) AMENDMENT; WAIVER AND RELEASE. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by the Company and the holders of the Requisite Stockholder Shares; PROVIDED, HOWEVER, that no such modification, amendment or waiver that would (x) treat any Stockholder in a non-ratable, discriminatory manner or cause a provision of this Agreement to become applicable to a Stockholder when such provision was not theretofore applicable or (y) create additional obligations (including, without limitation, the obligation to invest or contribute any additional amounts to the Company) on the part of any Stockholder which may adversely affect such Stockholder in any manner other than with respect to the value of his Stockholder Shares, shall be made without the prior written consent of such Stockholder; and PROVIDED FURTHER, HOWEVER, that no modification or amendment shall be made to Sections 16 without the prior written approval of CVCA and Wells Fargo. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The Stockholders, to the fullest extent permitted by applicable laws, release the members of the Board from any and all claims for breach of fiduciary duty arising out of the application of this Section 19(a).

         (b) SEVERABILITY. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         (c) ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document and the other documents referred to herein constitute the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the parties hereby agree that the provisions of this Agreement do not in any way affect the rights of holders of Senior Preferred Stock as holders of Senior Preferred Stock and that the shares of Senior Preferred Stock are not subject to this Agreement.

         (d) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares. None of the provisions hereof shall create, or be construed or deemed to create, any right of employment in favor of any Person by the Company or any of its Subsidiaries. This Agreement is not intended to create any third party beneficiaries.

         (e) COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

         (f) REMEDIES. The Company and the Stockholders shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

         (g) NOTICES. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              if to the Company, to:

              Guitar Center Management Company, Inc.
              5155 Clareton Drive
              Agoura Hills, California  91362
              Attention:  Chief Executive Officer
              Telecopier:  (818) 735-4923;

              with copies to:

              Buchalter, Nemer, Fields & Younger
              601 South Figueroa Street
              Suite 2400
              Los Angeles, California  90017
              Attention:  Mark Bonenfant, Esq.
              Telecopier: (213) 896-0400; and

              O'Sullivan Graev & Karabell, LLP
              30 Rockefeller Plaza, 41st Floor
              New York, New York  10112
              Attention:  Harvey M. Eisenberg, Esq.
              Telecopier:  (212) 408-2420;

              Sidley & Austin
              555 West Fifth Street
              Los Angeles, California  90013-1010
              Attention:  Moshe Kupietzky, Esq.
              Telecopier:  213-896-6600;

              if to the Investors, to them at their respective addresses set forth on Schedule I attached hereto;

              with a copy to:

              O'Sullivan Graev & Karabell, LLP
              30 Rockefeller Plaza, 41st Floor
              New York, New York  10112
              Attention:  Harvey M. Eisenberg, Esq.
              Telecopier:  (212) 408-2420;

              if to the Management Stockholders, to them at their respective addresses set forth on Schedule III attached hereto;

              with a copy to:

              Sidley & Austin
              555 West Fifth Street
              Los Angeles, California  90013-1010
              Attention:  Moshe Kupietzky, Esq.
              Telecopier: (213) 896-6600; and

              if to the Scherr Living Trust, to it at its address on Schedule II attached hereto;

              with a copy to:

              Soosman & Associates
              5743 Corsa Avenue, Suite 116
              Westlake Village, CA  91362
              Attention:  Barry Soosman, Esq.
              Telecopier:  (818) 597-0897

              if to any DLJ Entity, to it at its address on Schedule III attached hereto;

              with a copy to:

              Davis, Polk & Wardwell
              450 Lexington Avenue
              New York, New York  10017
              Attention: George R. Bason, Jr.
              Telecopier: (212) 450-4800.

              All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by telecopy, on the date of such delivery, (iii) in the case of delivery by nationally-recognized, overnight courier, on the Business Day following dispatch, and (iv) in the case of mailing, on the fifth Business Day following such mailing.

         (h) CONSTRUCTION. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

         (i) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         (j) GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

         (k) DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         (l) NOUNS AND PRONOUNS. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

         (m) STOCK SPLIT. This Agreement reflects the occurrence of a 100-for-one stock split of the Company's Common Stock which is to become effective immediately after the closing under the Purchase Agreement.

         (n) FEES AND EXPENSES. The Company shall pay all of the reasonable legal fees and disbursements of Sidley & Austin, and O'Sullivan Graev & Karabell LLP invoiced in connection with the negotiation and execution of the Purchase Agreement, this Stockholders Agreement and each of the agreements and instruments contemplated by the Purchase Agreement and this Stockholders Agreement. The Company shall pay all of the reasonable legal fees and disbursements of Bucholter, Nemer, Fields and Younger invoiced in connection with the negotiation and execution of any agreements or offering documents to be entered into by the Company to finance the transactions contemplated by the Purchase Agreement.
                              *     *     *     *     *

         IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

                                       GUITAR CENTER MANAGEMENT
                                        COMPANY, INC.


                                       By: /s/ LARRY E. THOMAS
                                           _____________________________
                                           Name: Lawrence Thomas
                                           Title: President


                                       CHASE VENTURE CAPITAL
                                        ASSOCIATES, L.P.

                                       By:  Chase Capital Partners
                                            Its General Partners


                                       By: /s/ DAVID FERGUSON
                                           _____________________________
                                           A General Partner


                                       CB CAPITAL INVESTORS, INC.


                                       By: /s/ DAVID FERGUSON
                                           _____________________________
                                           Name: David Ferguson
                                           Title: Authorized Signatory


                                       WELLS FARGO SMALL BUSINESS
                                        INVESTMENT COMPANY, INC.



                                       By: /s/ STEVEN BURGE
                                           _____________________________
                                          Steven Burge
                                          Managing Director


                                       WESTON PRESIDIO CAPITAL II, L.P.

                                       By:  Weston Presidio Capital
                                            Management II, L.P.,
                                            Its General Partner


                                       By: /s/ MICHAEL LAZARUS
                                           _____________________________
                                           Michael P. Lazarus
                                           General Partner

                                       DLJ MERCHANT BANKING PARTNERS, L.P.

                                       By  DLJ MERCHANT BANKING, INC.
                                           Managing General Partner


                                       By: /s/ DAVID B. WILSON
                                           _____________________________
                                          Name: David B. Wilson
                                          Title: Senior Vice President


                                       DLJ MERCHANT BANKING FUNDING, INC.


                                       By: /s/ DAVID B. WILSON
                                           _____________________________
                                           Name: David B. Wilson
                                           Title: Senior Vice President


                                       DLJ INTERNATIONAL PARTNERS, C.V.

                                       By  DLJ MERCHANT BANKING, INC.
                                           Advisory General Partner


                                       By: /s/ DAVID B. WILSON
                                           _____________________________
                                           Name: David B. Wilson
                                           Title: Senior Vice President


                                       DLJ OFFSHORE PARTNERS, C.V.

                                       By  DLJ MERCHANT BANKING, INC.
                                           Advisory General Partner


                                       By: /s/ DAVID B. WILSON
                                           _____________________________
                                          Name: David B. Wilson
                                          Title: Senior Vice President


                                       SCHERR LIVING TRUST


                                        /s/   RAY SCHERR
                                       ________________________________
                                       By:  Ray Scherr, Trustee


                                       /s/  RICH PIDANICK
                                       ________________________________
                                       Rich Pidanick

                                       /s/  LARRY THOMAS
                                       ________________________________
                                       Larry Thomas


                                       /s/  DON KELSEY
                                       ________________________________
                                       Don Kelsey


                                       /s/  MARTY ALBERTSON
                                       ________________________________
                                       Marty Albertson


                                       /s/  GEORGE LAMPOS
                                       ________________________________
                                       George Lampos


                                       /s/  DAVE DIMARTINO
                                       ________________________________
                                       Dave DiMartino


                                       /s/  BILL MCGARRY
                                       ________________________________
                                       Bill McGarry


                                       /s/  ROD BARGER
                                       ________________________________
                                       Rod Barger


                                       /s/  ANDY HENEMAN
                                       ________________________________
                                       Andy Heyneman